UNITED STATES

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

D.C. CAPITAL PARTNERS, L.P. D.C. CAPITAL ADVISORS, LIMITED D.C.R. PARTNERS, L.P. DOUGLAS L. DETHY RAYNARD D. BENVENUTI
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D.C. Capital Partners, L.P. and D.C. Capital Advisors, Limited, together with the other participants named herein (collectively, “D.C. Capital”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of D.C. Capital’s director nominee at the upcoming annual meeting of stockholders of Superior Industries International, Inc., a Delaware corporation (the “Company”).

On February 3, 2020, D.C. Capital issued the following press release and open letter to stockholders of the Company:

D.C. CAPITAL ISSUES OPEN LETTER TO STOCKHOLDERS OF SUPERIOR INDUSTRIES INTERNATIONAL

Nominates a Highly Qualified Independent Director for Election to the Board

Expresses Serious Concerns with Superior’s Low Stock Price, Continued Underperformance and Lackluster Response from the Board

Believes there is an Urgent Need for New Perspectives on the Board

NEW YORK, NY – February 3, 2020 /PRNewswire/ -- D.C. Capital Partners, L.P. (together with its affiliates “D.C. Capital”), a significant stockholder of Superior Industries International, Inc. (the “Company”) (NYSE:SUP), beneficially owning approximately 4.8% of the Company’s outstanding common stock, today issued an open letter to its fellow stockholders expressing its serious concerns with the Company’s persistently low stock price and operational underperformance. D.C. Capital also announced today that it has nominated Raynard Benvenuti for election to the Company’s Board of Directors (the “Board”) at the upcoming 2020 annual meeting of stockholders. Despite repeated efforts to engage with the Company on a private basis, D.C. Capital has grown frustrated by the Board’s apparent complacency with the status quo. D.C. Capital believes the Board, led by Chairman Timothy C. McQuay, lacks the requisite leadership to adopt the necessary changes to drive value for all stockholders. D.C. Capital believes Mr. Benvenuti possesses the requisite experience as a senior executive and advisor to various aerospace, automotive and manufacturing companies, including in turnaround situations, and stockholder mindset to change the boardroom dynamics that have impeded Superior’s performance.

The full text of the letter can be found below:

D.C. Capital Partners, L.P.

800 Third Avenue

39th Floor

New York, New York 10022

________

(212) 446-9330      Fax (212) 750-9264

February 3, 2020

Dear Fellow Stockholders,

D.C. Capital Partners, L.P. (“we” or “D.C. Capital”) is a significant stockholder of Superior Industries International, Inc. (the “Company” or “Superior”), beneficially owning 1.2 million shares of the Company’s common stock or approximately 4.8% of the outstanding common stock. We are not a traditional activist investor. In fact, this is our first public letter of this nature in our 28 years of operating. We are writing because we have grown increasingly concerned with the Company’s prolonged underperformance and lack of meaningful response from the Company’s Board of Directors (the “Board”) to address this underperformance.

For many months leading up to this letter, we sought to engage with the Company to address our concerns with the Company’s performance and persistently low stock price. In our view, the Board’s poor decisions and oversight have materially and adversely affected the Company’s operating results, led the Company to be highly leveraged, encumbered its ability to change, and depressed its stock price. While we had hoped to keep our discussions with the Company private, the Board, led by Chairman Timothy C. McQuay, seems too complacent with the status quo to make changes. When we wrote and requested that the Board be reduced in size and refreshed, Mr. McQuay remarked that “the Board is appropriately sized and incorporates the right skillset to address the challenges and pursue the opportunities ahead of Superior.” That response is hard to accept given it ignores the Board’s stewardship over the Company’s disastrous stock price and operating performance.

In our view, the Board lacks the requisite leadership to drive the changes necessary to restore value for all stockholders. Accordingly, we felt compelled to take the step of nominating our own candidate, Raynard D. Benvenuti, for election to the Board at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). We strongly believe that Mr. Benvenuti, who possesses over 30 years of experience as a senior executive and advisor to various aerospace, automotive and manufacturing companies, including in turnaround situations, will bring a stockholder results-oriented mindset to the Board to change the moribund Boardroom dynamics that we believe have hampered Superior’s progress.

About D.C. Capital Partners, L.P.

D.C. Capital is a private New York City-based investment fund that was founded in 1992. We are value investors focused primarily on small to mid-capitalization companies, a number of which are in industrial sectors, such as aerospace, materials, automotive and truck manufacturing, and oil and gas. We are attracted to companies where expectations are low but change is underway - such as a major acquisition or divestiture, or where a portfolio reshuffling is redirecting resources to areas of competitive strength from those of weakness.

We seek to support management teams as they implement change and provide guidance, encouragement and criticism where we feel it is appropriate. Our objective is that the companies we are involved with increase their focus on and get stronger in areas where they have leverageable strengths.

We have yet to make an investment in a company with an intent to be an activist. The situation at Superior has been frustrating for us, as we see a clear and urgent need for improved performance and various paths to make that happen, but the business is saddled with a self-satisfied Board that seems oblivious to the destruction of shareholder value. We believe Superior can be put on a path to a much brighter future with a reconstituted Board and the time for change is now.

Superior’s Share Price Underperformance

Over a five-year period ending January 31, 2020, Superior’s stock has delivered a negative 79% total return to investors. The Nasdaq Composite and Russell 2000, by comparison, have delivered positive returns of 110% and 48% over the same period.

Source: Bloomberg

This decline in Superior’s stock price suggests that stockholders are increasingly disillusioned with the Company’s prospects.

Superior’s stock performance over one- and three-year periods paints a similar picture, as summarized below.

One hundred dollars invested in Superior since January 31, 2015 is now worth $21, while $100 invested in the Nasdaq Composite or Russell 2000 would be worth $210 or $148, respectively.

Superior’s Poor Execution Has Had Severe Consequences

Superior’s operating underperformance can be traced to early 2017. In May 2017, led by a new CEO and recently appointed Chairman of the Board, Timothy C. McQuay, the Company completed the acquisition of UniWheels, a European aluminum wheel manufacturer, essentially doubling the size of the Company to $1.4 billion in revenue. The acquisition price was approximately $715 million. At the end of the transaction, Superior had assumed approximately $800 million of debt and preferred equity to fund the acquisition. Management promised that significant operational and revenue synergies would be harvested from the combination and that U.S. operations were poised for a significant increase in revenues and profitability given recently received contract awards, a strategic focus on larger, higher value-added wheels, and output from a new PVD coating facility then under construction. This increase in North America profitability and deal synergies were a key part of making the deal financeable, and were expected and necessary to pay down the acquisition debt.

Fast forward, this increase in profitability has not materialized. In 2016, before the Uniwheels acquisition, the Company reported gross margins of 11.8% on $733 million of revenue. For the last nine months of 2019, the Company reported $1.1 billion of revenue, at a disappointing 8.4% gross margin. Shortly after the Uniwheels deal was announced in 2017, Superior had released a 2020 EBITDA goal in excess of $230 million. In comparison, as part of the Company’s last quarterly release, the Company provided 2019 EBITDA guidance of $165-175 million, over $50 million short of the 2020 original target.

In perspective, this profitability shortfall amounts to approximately $1 million per week or $2 per common share (pre-tax) per year. Most significantly, unless reversed, the Company has essentially no ability to make any meaningful debt pay down from operating cash flow before its term loan facility matures in May 2024 or in advance of its revolver facility maturity (“currently undrawn”) in May 2022.

While the CEO who promoted and executed the UniWheels acquisition is no longer with the Company, the Board that approved this deal and presided over this period of underperformance is for the most part unchanged.

D.C. Capital Recommendations

Aggressive Debt Repayment. During our various meetings with management and members of the Board, we outlined our beliefs that the Company needs to substantially improve its profitability and cash flow in order to pay down its debt. When the Company purchased Uniwheels, the Company detailed substantial profitability improvements, through cost and revenue synergies, that would pay down the acquisition debt. These goals have not been realized and the Company has not outlined a comprehensive recovery plan that will generate meaningful debt repayment. We believe that the Company’s depressed common stock share price is a reaction to the high financial leverage from the Uniwheels acquisition and the operational missteps in North America. We are discouraged by a seeming lack of urgency by the Board and management team to develop a strategy to generate more cash from operations and aggressively target a set reduction in the Company’s debt.

Refresh Board. We firmly believe that the Board needs to be refreshed with new, independent and objective perspectives, including the addition of a stockholder representative on the Board. We believe the Board needs new members who have fresh views unencumbered by failed decisions. In our view, the Board is stale and ineffective. There are nine Board members, with five of those members having an average tenure of eight years. Chairman McQuay has been on the Board since 2011 and was interim Executive Chairman of the Board in 2017, the year of the UniWheels acquisition and the start of the dramatic decline in stockholder equity value. While TPG Growth, which owns $150 million (initial value) of convertible preferred stock, has a representative on the Board, its economic interest is senior to those of the common stockholders and appears to be diverging as the common share price sits far below the conversion price of its preferred. Accordingly, we do not believe there is adequate Board representation for common stockholders.

Another major stockholder, GAMCO Asset Management Inc. (“GAMCO”), has repeatedly gone public with their concerns. GAMCO lost a proxy fight against Superior in 2015, when they nominated three candidates for election to the Board. The Company rejected GAMCO’s initiative in 2015 with the assertion that the status quo was just fine. Since this failed proxy election attempt, Superior’s share price has declined 83%. Just recently, acting independently of D. C. Capital, GAMCO publicly announced it had submitted notice to the Company of its intention to nominate one person for election to the Board at the 2020 Annual Meeting. We welcome their initiative.

For our part, we have nominated Raynard Benvenuti for election to the Board because we believe the Board needs a renewed sense of urgency to address the operational and financial issues facing the Company. We believe Mr. Benvenuti will bring outstanding qualities of intellect, judgment, experience and drive to the Board. A detailed biography of Mr. Benvenuti is set forth below.

Raynard Benvenuti (Age 63)

·	Mr. Benvenuti is the founder of Concord Investment Partners, an investment and advisory firm focused on making private and public investments in aerospace, automotive and industrial companies, including in undermanaged and distressed situations.
·	Previously, Mr. Benvenuti served as a Managing Partner and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group. For Greenbriar, Mr. Benvenuti served on five boards, three as Chairman, and as interim CEO of an aerospace portfolio company. Earlier, as President and CEO, Ray led the award winning turnaround of Stellex Aerostructures Inc., a manufacturer of large structural components for commercial and military aircraft, culminating in a successful sale to GKN, plc.
·	Mr. Benvenuti previously worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm.
·	Mr. Benvenuti’s senior executive and advisor experience make him highly qualified to provide valuable strategic, financial, operational, turnaround and corporate governance expertise to the Board.
·	Mr. Benvenuti was recently appointed to the board of NN, Inc., a NASDAQ-traded industrial manufacturer of high-precision metal and plastic components and assemblies.

We look forward to engaging with you in the coming weeks as we advance to the 2020 Annual Meeting.

Yours truly,

/s/ Douglas L. Dethy

Douglas L. Dethy

Investor Contacts:
D.C. Capital Partners, L.P.
Douglas L. Dethy
(212) 446-9330

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills
(212) 257-1311

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

D.C. Capital Partners, L.P., a Delaware limited partnership, together with the other participants named herein, (collectively, “D.C. Capital”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (SEC”) to be used to solicit votes for the election of its highly qualified nominee at the 2020 annual meeting of stockholders of Superior Industries International, a Delaware Corporation (the “Company”).

D.C. CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILBLE AT NO CHANGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATOIN WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANT’S PROXY SOLICITOR.

The “Participants” in this proxy solicitation are anticipated to be D.C. Capital Partners, L.P. a Delaware limited partnership (“D.C. Capital Partners”), D.C. Capital Advisors, Limited (“D.C. Capital Advisors”), a Delaware limited company, D.C.R. Partners, L.P. (“D.C. GP”), a Delaware limited partnership, Douglas L. Dethy and Raynard D. Benvenuti.

As of the date hereof, the Participants beneficially own in the aggregate 1,232,500 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, D.C. Capital Partners directly owns 1,200,000 shares of Common Stock. As the investment advisor of D.C. Capital Partners, D.C. Capital Advisors may be deemed the beneficial owner of the 1,200,000 shares of Common Stock directly owned by D.C. Capital Partners. As the general partner of D.C. Capital Partners, D.C. GP may be deemed the beneficial owner of the 1,200,000 shares of Common Stock directly owned by D.C. Capital Partners. As the general partner of D.C. GP and the managing director of D.C. Capital Advisors, Mr. Dethy may be deemed the beneficial owner of the 1,200,000 shares of Common Stock directly owned by D.C. Capital Partners. As of the date hereof, 32,500 shares of Common Stock are beneficially owned by Mr. Benvenuti through the Raynard D. Benvenuti Trust-2009, which Mr. Benvenuti controls.